Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:	Investor Contact:

Caroline Yu	Marshall Mohr

Adaptec, Inc.	Adaptec, Inc.
408-957-2324	408-957-6773

caroline_yu@adaptec.com	marshall_mohr@adaptec.com

Mary Camarata

Snap Appliance, Inc.

(408) 795-3619

mcamarata@snapappliance.com

ADAPTEC TO ACQUIRE WORLDWIDE NETWORK-ATTACHED STORAGE
VOLUME LEADER, SNAP APPLIANCE

Leverages Adaptec Leadership in RAID, Components and Arrays to
 Build End-to-End Storage Solutions Prominence

MILPITAS, Calif. and SAN JOSE, Calif.—July 13, 2004—Adaptec, Inc. (NASDAQ: ADPT), a global provider of storage solutions, and Snap Appliance, Inc., the worldwide volume leader in network-attached storage (NAS) solutions, announced today the signing of a definitive agreement for the acquisition of Snap Appliance.

Adaptec’s purchase price, including future cash and stock compensation, is expected to be approximately $100 million. This amount represents approximately $91 million of cash and $9 million of assumed stock options. Adaptec expects the transaction to generate more than $40 million in new revenue over the next four quarters and the acquisition is expected to be accretive to Adaptec by the end of this calendar year.

“Together, Adaptec and Snap Appliance have strong synergies that we plan to capitalize on to create a unique leader in the storage industry – one that can deliver solutions for businesses of almost any size and requirements, almost any existing infrastructure, anywhere in the network, all managed by a common software management platform and enhanced by value-added software applications for a variety of key business needs,” said Robert N. Stephens, president and CEO of Adaptec.

This transaction further demonstrates Adaptec’s aggressive expansion in the external storage market and its ongoing commitment to deliver cost-effective, scalable and easy-to-use direct-attached storage (DAS), NAS, Fibre Channel and IP-based storage-area network (SAN) solutions from the workgroup to the data center.

With this acquisition, Snap Appliance CEO, Eric Kelly, will continue to manage the business, reporting directly to Mr. Stephens. The transaction enables Adaptec to create a new division focused on the development and delivery of storage systems.

 “This is an exciting transaction for both companies in that it rapidly expands the breadth of our storage product portfolio, builds on our leadership in key storage markets and enables us to leverage additional resources and economies-of-scale,” said Eric Kelly, CEO of Snap Appliance. “As a new division of Adaptec, Snap Appliance will remain committed to providing simple, value-priced storage solutions to customers – from the workgroup to the enterprise – solving business needs today with the ability to easily expand storage functionality to meet future demands.”

Snap Appliance adds to the Adaptec product portfolio the ability to manage both block and file data with its GuardianOS software platform, delivering greater flexibility and ease-of-use to enterprise customers. With its strong global channel, Snap Appliance has shipped more than 150,000 Snap Servers worldwide, resulting in customer installations at 60 percent of the Fortune 500 companies as well as coverage throughout diverse industries including automotive, chemical, utilities, banking, industrial and pharmaceutical, as well as in government and education.

“The combination of Adaptec and Snap Appliance achieves one of the most well rounded, and broadly distributed, global sales channels in the storage industry today,” said Stephens.

The transaction is pending the Federal Trade Commission’s Hart-Scott-Rodino Act (HSR) review and is expected to close by the end of the month. A list of additional questions and answers is available at www.adaptec.com/go/snapfaqs. Adaptec will discuss additional financial terms of the agreement during its Q1 FY05 conference call on July 29, 2004.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or future performance, including anticipated revenue from Snap Appliance over the next four quarters, the Snap Appliance acquisition being accretive by the end of the calendar year and Adaptec’s operating plans for the Snap Appliance business. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: that Snap Appliance is a new business to Adaptec and Adaptec may not be able to accurately predict Snap Appliance’s future operating results, integration and other risks inherent in merger and acquisition transactions, difficulty in forecasting the volume and timing of customer orders, fluctuations in demand in the network storage markets, our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, decline in consumer acceptance of our and Snap Appliance’s products, the markets’ failure to accept new products, and the adverse effects of the intense competition we face in our business. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Form 10-K for the year ended March 31, 2004, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update this information or the Risk Factors included in its Form 10-K for the year ended March 31, 2004.

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

About Snap Appliance

Snap Appliance is a leader in distributed data management solutions and the worldwide volume leader in network attached storage (NAS) solutions (1).  With the industry’s largest NAS installed customer base, Snap provides simple, scalable storage solutions for leading enterprises and organizations of all sizes across a wide range of industries.  The GuardianOS® is Snap’s unified software platform for distributed data management with the goal of supporting any enterprise platform, any application, anywhere in the network.  The Snap Server™ product family represents true business value, providing innovative technology and rich feature sets that enable organizations to leverage their information assets.  Snap Appliance was funded by Moore Capital Management, Mellon Ventures and Ascend.  Snap Appliance is headquartered in San Jose, California.  More information is available at www.snapappliance.com.

(1) GartnerGroup Network Attached Storage Market Share: Worldwide 2003

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